Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and stockholders of
All American Pet Company, Inc.
We hereby consent to the inclusion in the foregoing Registration Statement on Amendment No. 4 to Form SB-2 of our report dated May 9, 2006, relating to the balance sheet of All American Pet Company, Inc. as of December 31, 2005 and the related statement of operations, changes in shareholders’ equity (deficit) and cash flows for the year then ended. We also consent to the reference to our firm under the caption “Experts.”
WEINBERG & COMPANY, P.A.
Certified Public Accountants
Los Angeles, California

January 24, 2007